Exhibit 99.1

Media Contact Robin Pence 703 682 6552
AES Investor Contact Scott Cunningham 703 682 6336

AES to Reschedule Reporting 2006 Financial Results; Company to Restate Prior Year Financial Statements

Arlington, VA, February 26, 2007 — AES Corporation (NYSE: AES) announced today that it expects to reschedule the release of its fourth quarter and full year 2006 financial results and its earnings conference call that was tentatively scheduled for February 28, 2007. The Company also said that it will restate its previously reported financial statements. Revised dates for the earnings release and conference call will be announced at a future time. As the Company has not finalized its accounting review or year end audit, it will likely seek an extension from the SEC of its filing deadline for its 2006 10-K to March 16, 2007.

The Company has identified certain errors in its financial statements.  Many of these errors were identified as a result of the Company’s continuing remediation of previously identified material weaknesses.  Other errors were discovered during the Company’s quarterly and year end accounting reviews. As a result of the errors discovered, the Company has decided to conduct additional reviews and analyses as of year end, which are currently ongoing.  The Company believes that all errors which have been identified to date were inadvertent and unintentional.

Since the accounting review is not complete, no definitive conclusions can be presented regarding the adjustments that will be made in the restatement. However, at this stage of the Company’s review, the net impact of recording these adjustments is not expected to be material to any prior periods.  Nevertheless, the Company is still required to restate its financial statements because if it did not, the cumulative impact of correcting these adjustments will would be recorded in the fourth quarter and the full year ending December 31, 2006, and would likely be material.  In addition, the Company does not believe that any adjustments will affect total cash balances.  However, as noted, subsequent review and analysis could reveal errors that are material to prior periods or that affect cash.

In addition, the Company announced that it is reviewing its accounting for long term compensation, which includes restricted stock units and stock options.  At this stage of the review, management does not believe that any accounting errors related to long term compensation are the result of any fraudulent practice. The Company’s review relates primarily to the fact that it has generally been treating the board approval date for its annual long-term compensation grants as the accounting measurement date for

 its share-based compensation.   However, since accounting measurement dates are determined by finalization of awards or communication to employees of awards, it is likely that the Company incorrectly calculated its share-based compensation expense.  The Company is also reviewing the potential impact on the accounting measurement date of administrative errors in the granting process, including administrative delays, errors in data entry and communication, and other mistakes.  The Company has retained an outside consulting firm to assist with its review of its accounting for share-based compensation.   As this review is in process, the Company is still evaluating whether any adjustment to its share-based compensation expense may be required and, if there is such an adjustment, whether the expense will be material to any prior period.  In addition, subsequent findings could alter the scope of the review.

The decision to restate prior financial statements was made by management on February 22, 2007, after consultation with AES’s Financial Audit Committee and after discussion with the Company’s independent registered public accounting firm, Deloitte & Touche LLP.

About AES

AES is one of the world’s largest global power companies, with 2005 revenues of $11 billion. With operations in 26 countries on five continents, AES’s generation and distribution facilities have the capacity to serve 100 million people worldwide. Our 14 regulated utilities amassed 2005 annual sales of over 82,000 GWh and our 123 generation facilities have the capacity to generate approximately 44,000 megawatts. Our global workforce of 30,000 people is committed to operational excellence and meeting the world’s growing power needs. To learn more about AES, please visit www.aes.com or contact AES media relations at media@aes.com.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, those related to future earnings, growth and financial and operating performance. Forward-looking statements are not intended to be a guarantee of future results, but instead constitute AES’s current expectations based on reasonable assumptions. Forecasted financial information is based on certain material assumptions. These assumptions include, but are not limited to, continued normal levels of operating performance and electricity demand at our distribution companies and operational performance at our contract generation businesses consistent with historical levels, as well as achievements of planned productivity improvements and incremental growth investments at normalized investment levels and rates of return consistent with prior experience. Actual results could differ materially from those projected in our forward-looking statements due to risks, uncertainties and other factors. Important factors that could affect actual results are discussed in AES’s filings with the Securities and Exchange Commission, including, but not limited to, the risks discussed under Item 1A “Risk Factors” in AES’s 2005 Annual Report on Form 10-K. Investors and other interested parties are encouraged to read AES’s filings to learn more about the risk factors associated with AES’s business. AES undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

###